Exhibit 99.1

FOR IMMEDIATE RELEASE

Willbros Reports First Quarter 2014 Results from Continuing Operations

HOUSTON, TX, MAY 5, 2014 — Willbros Group, Inc. (NYSE: WG) announced today results from continuing operations for the first quarter of 2014. The Company reported net income from continuing operations of $10 thousand, or $0.00 per diluted share, on revenue of $517.7 million, compared to a net loss from continuing operations in the first quarter of 2013 of $11.6 million, or $0.24 per share, on revenue of $487.4 million. The Company reported operating income from continuing operations of $11.0 million, a $12.6 million improvement in operating income, compared to an operating loss of $1.6 million in the first quarter of 2013.

Randy Harl, President and Chief Executive Officer, commented, “We continue to benefit from our diversified business model as we delivered another quarter of year-over-year improvement led by strong performance in Canada. Operating margins in the Professional Services segment also improved in an historically weak quarter due to growing demand for our engineering and integrity related field services. Even though our first quarter results for the Oil & Gas and Utility T&D segments were impacted by adverse weather, the diversification in our model is working and delivering improved results.

“The $11.0 million improvement in the Oil & Gas segment’s operating results was due to solid execution in cross-country pipeline construction as well as a $12.5 million improvement in our regional delivery service line. In our regional delivery services, positive operating performance in the Northeast was offset by weather related costs incurred in the Northern Plains and Southern regions and under-absorption of indirect costs associated with lower than planned revenue levels. We continue to implement our new strategy to align our resources with our customers’ needs as well as focus on projects where we have a competitive advantage. We have streamlined our offering in the downstream sector with the sale of the union refinery maintenance turnaround service line and related fabrication facility. Going forward, we will focus our remaining downstream resources on tank, terminal, heater, fabrication and related field services where the market and our capabilities provide us with significantly better growth opportunities.”

Segment Operating Results

Oil & Gas

For the first quarter of 2014, the Oil & Gas segment reported contract revenue of $218.4 million, an increase of $33.4 million compared to the first quarter of 2013. The operating loss of $3.6 million was an improvement of $11.0 million from the first quarter of 2013. Positive performance in cross-country pipeline construction, which benefited from higher utilization of resources, was more than offset by

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Michael W. Collier Vice President Investor Relations Willbros 713-403-8038	Connie Dever Director Investor Relations Willbros 713-403-8035

losses associated with regional delivery and downstream services. Additionally, timing on the resolution of change orders in the Company’s facilities service line also negatively impacted operating income. The Company continues to expect strong performance going forward from its cross-country pipeline construction services and for the regional service lines to be breakeven or better for the full year 2014. Additionally, the Company anticipates stronger performance from its remaining downstream services which have significant growth opportunities.

Utility T&D

For the first quarter of 2014, the Utility T&D segment reported an operating loss of $231 thousand on revenue of $96.3 million compared to operating income of $1.9 million on revenue of $113.2 million in the first quarter of 2013. Results for the first quarter of 2014 reflect the impact of unusually harsh weather conditions which caused delays and lower productivity in both transmission and distribution services. This segment is successfully transitioning to broader market opportunities in the geographic areas adjacent to Texas and extending across the South to operations on the Atlantic seaboard.

Canada

The Canada segment delivered another strong quarter of operating results following a very solid performance in 2013. Canada reported operating income of $12.6 million, with operating margins of 10.7 percent, on revenue of $117.1 million compared to operating income of $10.5 million with operating margins of 9.4 percent on revenue of $112.0 million in the first quarter of 2013. The moderate contract revenue increase was accompanied by an additional improvement in operating margin. Canada continues to benefit from its presence in the oil sands, providing maintenance, capital projects, fabrication, specialty pipe and electrical and instrumentation services.

Professional Services

Revenue generated by the Professional Services segment increased 11.4 percent to $87.4 million compared to $78.5 million in the first quarter of 2013. The segment also reported operating income of $2.2 million which was an increase of $1.6 million compared to the first quarter of 2013. The improvement in revenue and operating income was due to strong performance in engineering and increased demand for integrity related field services in a traditionally weak quarter. The Company expects improved performance relative to last year in this segment throughout 2014 as a result of the investments made in new offices and technology in 2013.

Backlog(2)

At March 31, 2014, Willbros backlog from continuing operations was slightly down at $1.9 billion compared to $2.0 billion at December 31, 2013, primarily due to the continued work-off of long-term master service agreements, which are subject to renewal options in future years. At March 31, 2014, twelve month backlog was at $1.1 billion, essentially the same as at December 31, 2013.

2 of 4 CONTACT:
Michael W. Collier Vice President Investor Relations Willbros 713-403-8038	Connie Dever Director Investor Relations Willbros 713-403-8035

Liquidity

At March 31, 2014, the Company had $53.9 million of cash and cash equivalents, up from $42.6 million at December 31, 2013. During the first quarter, the Company paid off the $19 million cash draw on its revolver, and as a consequence, borrowing availability at March 31, 2014, under the revolver, was $70.8 million on a borrowing base of $143.7 million and letters of credit of $72.9 million.

Subsequent to March 31, 2014, the Company sold its union refinery maintenance turnaround service line, a related fabrication facility and associated tools and equipment and utilized $25.0 million in proceeds to pay down the Company’s term loan to a balance of approximately $221.5 million. There was no premium associated with the payment.

As the construction season ramps up, the Company expects to utilize its revolver during the second and third quarters to finance working capital increases due to seasonal work levels, major projects and growth in revenue. Accordingly, subsequent to March 31, 2014, the Company borrowed $30.0 million against its revolver. As of April 28, 2014, the Company had $66.8 million of cash in the bank and letters of credit had reduced to $65.9 million.

Conference Call

In conjunction with this release, Willbros has scheduled a conference call, which will be broadcast live over the Internet, on Tuesday, May 6, 2014 at 9:00 a.m. Eastern Time (8:00 a.m. Central).

What:	Willbros First Quarter Earnings Conference Call

When:	Tuesday, May 6, 2014 - 9:00 a.m. Eastern Time

How:	Live via phone - By dialing 480-629-9723 or 877-941-2332 a few minutes prior to the start time and asking for the Willbros’ call. Or live over the Internet by logging on to the web address below.

Where:	http://www.willbros.com. The webcast can be accessed from the investor relations home page.

For those who cannot listen to the live call, a replay will be available through May 13, 2014, and may be accessed by calling 303-590-3030 or 800-406-7325 using pass code 4681771#. Also, an archive of the webcast will be available shortly after the call on www.willbros.com.

Willbros is a specialty energy infrastructure contractor serving the oil, gas, refining, petrochemical and power industries. Our offerings include engineering, procurement and construction (either individually or as an integrated EPC service offering), turnarounds, maintenance, facilities development and operations services. For more information on Willbros, please visit our web site at www.willbros.com.

This announcement contains forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments the Company expects or anticipates will or may occur in the future, are forward-looking statements. A number of risks and uncertainties could cause actual results to differ materially from these statements,

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Michael W. Collier Vice President Investor Relations Willbros 713-403-8038	Connie Dever Director Investor Relations Willbros 713-403-8035

including new legislation or regulations detrimental to the economic operation of refining capacity in the United States; the identification of one or more other issues that require restatement of one or more prior period financial statements; contract and billing disputes; the consequences the Company may encounter if it is unable to make payments required of it pursuant to its settlement agreement of the West African Gas Pipeline Company Limited lawsuit; the existence of material weaknesses in internal control over financial reporting; availability of quality management; availability and terms of capital; changes in, or the failure to comply with, government regulations; ability to remain in compliance with, or obtain waivers under, the Company’s existing loan agreements; the promulgation, application, and interpretation of environmental laws and regulations; future E&P capital expenditures; oil, gas, gas liquids, and power prices and demand; the amount and location of planned pipelines; poor refinery crack spreads; delay of planned refinery outages and upgrades and development trends of the oil, gas, power, refining and petrochemical industries; as well as other risk factors described from time to time in the Company’s documents and reports filed with the SEC. The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

TABLE TO FOLLOW

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Michael W. Collier Vice President Investor Relations Willbros 713-403-8038	Connie Dever Director Investor Relations Willbros 713-403-8035

WILLBROS GROUP, INC.

(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2014	2013
Income Statement
Contract revenue
Oil & Gas	$218,415	$184,984
Utility T&D	96,333	113,204
Canada	117,079	111,995
Professional Services	87,425	78,465
Eliminations	(1,507)	(1,289)

	517,745	487,359
Operating expenses
Oil & Gas	221,971	199,555
Utility T&D	96,564	111,311
Canada	104,506	101,488
Professional Services	85,187	77,852
Eliminations	(1,507)	(1,289)

	506,721	488,917
Operating income (loss)
Oil & Gas	(3,556)	(14,571)
Utility T&D	(231)	1,893
Canada	12,573	10,507
Professional Services	2,238	613

Operating income (loss)	11,024	(1,558)

Other expense
Interest expense, net	(7,718)	(7,690)
Other, net	39	231

	(7,679)	(7,459)

Income (loss) from continuing operations before income taxes	3,345	(9,017)
Provision for income taxes	3,335	2,612

Income (loss) from continuing operations	10	(11,629)
Income (loss) from discontinued operations net of provision for income taxes	(6,617)	15,821

Net income (loss)	$(6,607)	$4,192

Basic income (loss) per share attributable to Company shareholders:
Continuing operations	$0.00	$(0.24)
Discontinued operations	$(0.14)	$0.33

	$(0.14)	$0.09

Diluted income (loss) per share attributable to Company shareholders:
Continuing operations	$0.00	$(0.24)
Discontinued operations	$(0.13)	$0.33

	$(0.13)	$0.09

Cash Flow Data
Continuing operations
Cash provided by (used in)
Operating activities	$(2,204)	$(14,594)
Investing activities	19,259	37,052
Financing activities	(23,160)	(58,898)
Foreign exchange effects	(823)	(228)
Discontinued operations	17,195	(8,014)

Other Data (Continuing Operations)
Weighted average shares outstanding
Basic	48,847	48,307
Diluted	49,744	48,307
Adjusted EBITDA from continuing operations(1)	$22,476	$9,560
Purchases of property, plant and equipment	3,635	2,646

Reconciliation of Non-GAAP Financial Measure
Adjusted EBITDA from continuing operations (1)
Income (loss) from continuing operations	$10	$(11,629)
Interest expense, net	7,718	7,690
Provision for income taxes	3,335	2,612
Depreciation and amortization	9,941	11,070
Stock based compensation	2,494	821
Restructuring and reorganization costs	220	96
Gain on disposal of property and equipment	(1,242)	(1,100)

Adjusted EBITDA from continuing operations	$22,476	$9,560

Balance Sheet Data	3/31/2014	12/31/2013

Cash and cash equivalents	$53,877	$42,569
Working capital	213,191	226,984
Total assets	865,588	870,668
Total debt	254,094	277,208
Stockholders’ equity	180,328	188,774

Backlog Data (2)
Total By Reporting Segment
Oil & Gas	$390,828	$414,749
Utility T&D	990,004	978,535
Canada	285,364	365,946
Professional Services	256,594	256,981

Total Backlog	$1,922,790	$2,016,211

Total Backlog By Geographic Area
United States	$1,633,427	$1,645,769
Canada	285,364	365,946
Other International	3,999	4,496

Total Backlog	$1,922,790	$2,016,211

12 Month Backlog	$1,091,372	$1,085,359

(1)	Adjusted EBITDA from continuing operations is defined as income (loss) from continuing operations before interest expense, income tax expense (benefit) and depreciation and amortization, adjusted for items broadly consisting of selected items which management does not consider representative of our ongoing operations and certain non-cash items of the Company. Management uses Adjusted EBITDA from continuing operations as a supplemental performance measure for comparing normalized operating results with corresponding historical periods and with the operational performance of other companies in our industry and for presentations made to analysts, investment banks and other members of the financial community who use this information in order to make investment decisions about us.

Adjusted EBITDA from continuing operations is not a financial measurement recognized under U.S. generally accepted accounting principles, or U.S. GAAP. When analyzing our operating performance, investors should use Adjusted EBITDA from continuing operations in addition to, and not as an alternative for, net income, operating income, or any other performance measure derived in accordance with U.S. GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity. Because all companies do not use identical calculations, our presentation of Adjusted EBITDA from continuing operations may be different from similarly titled measures of other companies.

(2)	Backlog is anticipated contract revenue from uncompleted portions of existing contracts and contracts whose award is reasonably assured. Master Service Agreement (“MSA”) backlog is estimated for the remaining term of the contract. MSA backlog is determined based on historical trends inherent in the MSAs, factoring in seasonal demand and projecting customer needs based on ongoing communications.